Source: Continental Energy Corporation

Continental Energy Corporation Appoints James D. Eger Vice President and

Chief Information Officer Based in the Firm’s New Regional Office in Dallas

LANGLEY, BC, Canada -- February 17, 2004 – Continental Energy Corporation (OTCBB: CPPXF) today announced the appointment of James D. Eger, a specialist in international oil exploration, as well as an expert member of the securities industry, as its new Corporate Vice President and Chief Information Officer, based in the firm’s newly opened regional office in Dallas.

“We are extremely fortunate to have recruited Jim to join our firm, and lend his expertise to our corporate growth strategies,” said Continental Energy’s President & CEO, Richard L. McAdoo. “I have personally known and worked alongside Jim, both in the field and the classroom, going back nearly a quarter century, and it is a personal pleasure to have him as an important and valued member of our team.”

Eger joins Continental Energy from Dallas-based Southwest Securities, Inc., where he had been a registered representative and trader. In his new capacity at the company, he will coordinate corporate communications and financing activities, working closely with senior management.

His career spans more than 25 years, with more than 13 years in international oil exploration, and 12 years in the securities and investments industry. Initially, he served as an exploration geologist with Phillips Petroleum Company, from 1978 to 1982, in Bartlesville, Oklahoma, as well as Singapore and London. His overseas assignments included working in the North Sea, North Africa and Indonesia. In 1982, he joined Jackson Exploration, serving as the company’s General Manager and Chief Geologist in Jakarta, and later in Dallas where he was responsible for overseeing that company’s new ventures activities.

In 1987, he joined Dean Witter Reynolds Inc. and worked as a stockbroker, stationed both in New York and Dallas, and specializing in energy futures, international equities, and options and currency trading. In 1992, he was named Vice President of Finance for Tracer Petroleum in Vancouver, where he was responsible for financing activities. In 1994, he joined Southwest Securities Inc. in Dallas, where he specialized in oil and gas and international equities. From 1998 to 2000 he was President of Dimensions West Energy, Inc. and in 2000 rejoined Southwest Securities in Dallas until leaving recently to join the company.

Eger holds a Bachelors degree in Earth Science from Antioch College, and three Masters degrees -- in Geology, Marine Affairs, and Business Administration -- from the University of Florida, University of Rhode Island, and Boston University, respectively.

Continental Energy’s new office is located at: 14001 Dallas Parkway, Suite 1200, Dallas, Texas, 75240. Phone: (972) 934-6774, fax: (972) 934-6718, and toll free: (877) 762-2366.

About Continental Energy Corporation:

Continental Energy Corporation is a small oil and gas exploration company, focused entirely on making a major oil or gas discovery. Continental has successfully acquired production sharing contracts in Indonesia, granting exclusive petroleum exploration and production rights to three concession areas, the Bengara-II and Yapen Blocks, high potential exploration properties totaling 3.7 million acres and a concession for the development of the Bangkudulis Oil Field. Continental concentrates its efforts in Indonesia, one of the few places in the world where large tracts of highly prospective acreage can be accumulated. Indonesia has a long and successful history of oil and gas exploration and geological conditions are proven to be excellent for petroleum accumulation. Management has long experience in-country, and solid relationships with both industry and government at all levels. A strong and growing domestic demand for both crude oil and natural gas provides expanding and nearby markets for any production Continental establishes. For further information, please visit our web site at www.continentalenergy.com.

On behalf of the Board,

“ Gary R. Schell, Director”

No securities regulatory authority has either approved or disapproved the contents of this news release.

Certain matters discussed within this press release may be  forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Although Continental believes the expectations reflected in such forward-looking statements including reserves estimates, production forecasts, feasibility reports and economic evaluations are based on reasonable expectations and assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, regulatory changes, political risk, terrorism, changes in local or national economic conditions and other risks detailed from time to time in Continental's periodic filings with the US Securities Exchange Commission.

For more information please contact Craig Doctor 604-278-4656 or Mr. Gary Schell  604-532-6066 or

Jim Eger at 877-762-2366, Suite 1200, 14001 Dallas Parkway, Dallas, Texas, 75240